EXECUTION VERSION
THIRD AMENDMENT TO CREDIT AGREEMENT AND
FIRST AMENDMENT TO GUARANTEE AND COLLATERAL AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO GUARANTY AND COLLATERAL AGREEMENT (this “Agreement”), dated as of June 26, 2015, is entered into by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), ENTERASYS NETWORKS, INC., a Delaware corporation (“Enterasys”), the several banks and other financial institutions or entities party hereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), in its capacity as both the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Secured Parties (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement (defined below), in the Guarantee and Collateral Agreement (defined below) or in the other “Loan Documents” defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, the Guarantee and Collateral Agreement or such other “Loan Documents”, as the context may require.
RECITALS
A.    The Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of October 31, 2013 (as amended, supplemented, restructured or otherwise modified prior to the date hereof, including as amended by (i) that certain amendment letter agreement dated as of March 20, 2014, and (ii) that certain Second Amendment Agreement dated as of November 18, 2014, the “Credit Agreement”).
B.    The Borrower, the other Loan parties named therein as Guarantors and the Administrative Agent are parties to that certain Guarantee and Collateral Agreement, dated as of October 31, 2013 (as amended, supplemented, restructured or otherwise modified prior to the date hereof, the “Guarantee and Collateral Agreement”).
C.    The Borrower has requested that the Administrative Agent and the Required Lenders agree to amend (i) the Credit Agreement in the manner described in Section 1 hereof and (ii) the Guarantee and Collateral Agreement in the manner described in Section 2 hereof.
D.    The Administrative Agent and the Required Lenders have agreed to so amend each of the Credit Agreement and the Guarantee and Collateral Agreement, in each case upon the terms and conditions set forth herein.
ACCORDINGLY, subject to the satisfaction of the conditions to effectiveness described in Section 3 of this Agreement, the parties hereto hereby agree as follows:
AGREEMENT
SECTION 1Amendment of the Credit Agreement. With effect from and after the Effective Date (defined below), the Credit Agreement shall be amended as follows:
(a)    The title page of the Credit Agreement shall be amended by replacing the amount “$125,000,000” appearing thereon with the amount “$115,000,000”.
(b)    The third recital to the Credit Agreement shall be amended by amending and restating such third recital to read in its entirety as follows:
WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $115,000,000, consisting of a term loan facility in the aggregate principal amount of $65,000,000, a revolving loan facility in an aggregate principal amount of up to $50,000,000, a letter of credit sub-facility in the aggregate availability amount of $5,000,000 (as a sublimit of the revolving loan facility), and a swingline sub-facility in the aggregate availability amount of $5,000,000 (as a sublimit of the revolving loan facility); and
(c)    Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “ABR” appearing therein to read in its entirety as follows:
“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%; provided that in no event shall the ABR be deemed to be less than 0%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of the change in such rate.
(d)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Applicable Margin” appearing therein to read in its entirety as follows:
“Applicable Margin”: with effect from and after the Third Amendment Effective Date and with respect to each Eurodollar Loan, each ABR Loan (including each Swingline Loan) and each Letter of Credit, the applicable rates per annum set forth under the relevant column heading below:
TERM LOANS AND REVOLVING LOANS

Level	Consolidated Leverage Ratio	Eurodollar Loans–Eurodollar Rate Plus	ABR Loans– ABR Plus
I	< 1.00:1.00	2.50%	0.75%
II	> 1.00:1.00 but < 1.75:1.00	2.75%	0.75%
III	> 1.75:1.00 but < 2.75:1.00	3.25%	1.25%
IV	> 2.75:1.00	3.50%	1.50%

SWINGLINE LOANS

Level	Consolidated Leverage Ratio	Swingline Loans–ABR Plus
I	< 1.00:1.00	0.75%
II	> 1.00:1.00 but < 1.75:1.00	0.75%
III	> 1.75:1.00 but < 2.75:1.00	1.25%
IV	> 2.75:1.00	1.50%

LETTERS OF CREDIT

Level	Consolidated Leverage Ratio	Letters of Credit–Letter of Credit Fee
I	< 1.00:1.00	2.50%
II	> 1.00:1.00 but < 1.75:1.00	2.75%
III	> 1.75:1.00 but < 2.75:1.00	3.25%
IV	> 2.75:1.00	3.50%

Notwithstanding the foregoing, (a) until the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 in respect of the fiscal quarter of the Borrower ending on or about June 30, 2015, the Applicable Margin shall be the rates corresponding to Level IV in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b) by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to Level IV in the foregoing table until such financial statements and Compliance Certificate are delivered (after which delivery the Applicable Margin shall be determined with reference to such financial statements and Compliance Certificate), and (c) no reduction of the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date and with reference to any applicable period then ended was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio as of such date and with reference to such period would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower, nor shall the Borrower or any other Loan Party have any right of offset against any subsequent payment due and payable by any Loan Party under any Loan Document by reason of such lower pricing for such period. Notwithstanding the foregoing or anything to the contrary set forth in any Loan Document, the Borrower shall not be required to pay any amounts pursuant to this paragraph as a result of any restatement of or other adjustment to the financial statements of the Loan Parties that occurs after the Discharge of the Obligations.
(e)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Consolidated EBITDA” appearing therein to read in its entirety as follows:
“Consolidated EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with this Agreement, the other Loan Documents and the Acquisition, provided that the aggregate amount of all such fees, costs and expenses shall not exceed $3,900,000 for purposes of this definition, (vii) fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with Permitted Acquisitions (whether or not consummated), provided that the aggregate amount of all such fees, costs and expenses considered for purposes of this definition shall not exceed (A) $1,250,000 with respect to any particular Permitted Acquisition and (B) $3,750,000 in the aggregate with respect to all Permitted Acquisitions undertaken during the term of this Agreement, (viii) solely in respect of the fiscal quarter of the Borrower ending June 30, 2015, and the fiscal quarter of the Borrower ending September 30, 2015, cash and non-cash charges paid or accrued during either such fiscal quarter directly in respect of employee severance costs; provided that the aggregate amount of such charges paid or accrued during the two consecutive fiscal quarter period of the Borrower ending on September 30, 2015, and considered under this clause (viii) for purposes of calculating “Consolidated EBITDA” for any period, shall not exceed $13,500,000, (ix) solely in respect of the fiscal quarter of the Borrower ending June 30, 2015, and the fiscal quarter of the Borrower ending September 30, 2015, cash and non-cash charges paid or accrued during either such fiscal quarter directly in respect of executive transition costs; provided that the aggregate amount of such charges paid or accrued during the two consecutive fiscal quarter period of the Borrower ending on September 30, 2015, and considered under this clause (ix) for purposes of calculating “Consolidated EBITDA” for any period shall not exceed $2,200,000, (x) without duplication, other cash and non‑cash items reducing Consolidated Net Income (excluding any such non‑cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent and the Required Lenders in writing as an ‘add back’ to Consolidated Net Income; minus (b) the sum, without duplication of the amounts for such period of (i) other non‑cash items increasing Consolidated Net Income for such period (excluding any such non‑cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income; provided that Consolidated EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period.
(f)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Copyright License” appearing therein to read in its entirety as follows:
“Copyright License”: any written agreement which (a) names a Loan Party as licensor or licensee (including those listed on Schedule 6 of the Guarantee and Collateral Agreement, from and after the date on which such Schedule 6 is added to the Guarantee and Collateral Agreement pursuant to the terms of the Third Amendment), or (b) grants any right under any Copyright to a Loan Party, including any right to manufacture, distribute, exploit and sell materials derived from any Copyright.
(g)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Copyrights” appearing therein to read in its entirety as follows:
“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6 of the Guarantee and Collateral Agreement, from and after the date on which such Schedule 6 is added to the Guarantee and Collateral Agreement pursuant to the terms of the Third Amendment), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the USCRO, and (b) the right to obtain any renewals thereof.
(h)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Eurodollar Base Rate” appearing therein to read in its entirety as follows:
“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration (or any successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) as the LIBOR Rate (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR); provided that the Eurodollar Base Rate shall not be less than 0%. In the event that the Administrative Agent determines that LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period; provided that, in all events, such Eurodollar Base Rate shall not be less than 0%.
(i)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “FATCA” appearing therein to read in its entirety as follows:
“FATCA”: collectively, Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
(j)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “OFAC” appearing therein to read in its entirety as follows:
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
(k)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Patent License” appearing therein to read in its entirety as follows:
“Patent License”: any written agreement which (a) names a Loan Party as licensor or licensee and (b) grants to such Loan Party any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule 6 of the Guarantee and Collateral Agreement, from and after the date on which such Schedule 6 is added to the Guarantee and Collateral Agreement pursuant to the terms of the Third Amendment.
(l)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Patents” appearing therein to read in its entirety as follows:
“Patents”: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, from and after the date on which such Schedule 6 is added to the Guarantee and Collateral Agreement pursuant to the terms of the Third Amendment, and (c) all rights to obtain any reissues or extensions of the foregoing.
(m)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Requirement of Law” appearing therein to read in its entirety as follows:
“Requirement of Law”: as to any Person, (a) the Operating Documents of such Person, (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), and (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any rules, regulations, interpretations, guidelines or directives promulgated thereunder in each case (a), (b) and (c), applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
(n)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Sanction(s)” appearing therein to read in its entirety as follows:
“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
(o)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Security Documents” appearing therein to read in its entirety as follows:
“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) each Intellectual Property Security Agreement, (c) each SVB Deposit Account Control Agreement, (d) the SVB Securities Securities Account Control Agreement, (e) each Deposit Account Control Agreement, (f) each Securities Account Control Agreement, (g) each Foreign Pledge Document, (h) each Charge Over Bank Accounts, (i) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (j) all other security documents hereafter delivered to any Bank Services Provider granting a Lien on any property of any Person to secure the Obligations of any Group Member arising under any Bank Services Agreement or FX Contract, (k) each Pledge Supplement, (l) each Assumption Agreement, and (m) all financing statements, fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.
(p)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Total Revolving Commitments” appearing therein to read in its entirety as follows:
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. For the avoidance of doubt, the amount of the Total Revolving Commitments in effect as of the Third Amendment Effective Date is $50,000,000, subject to the availability limitations set forth herein, and the Total L/C Commitments and the Swingline Commitment are sublimits of, and not in addition to, the Total Revolving Commitments.
(q)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Trademark License” appearing therein to read in its entirety as follows:
“Trademark License”: any written agreement which (a) names a Loan Party as licensor or licensee and (b) grants to such Loan Party any right to use any Trademark, including any such agreement referred to on Schedule 6 of the Guarantee and Collateral Agreement, from and after the date on which such Schedule 6 is added to the Guarantee and Collateral Agreement pursuant to the terms of the Third Amendment.
(r)    Section 1.1 of the Credit Agreement shall be further amended by amending and restating the definition of “Trademarks” appearing therein to read in its entirety as follows:
“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the USPTO or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, from and after the date on which such Schedule 6 is added to the Guarantee and Collateral Agreement pursuant to the terms of the Third Amendment, and (b) the right to obtain all renewals thereof.
(s)    Section 1.1 of the Credit Agreement shall be further amended by adding the following new definitions to such Section in the appropriate alphabetical order:
“Aggregate Outstanding Amount”: is, at any time, the aggregate amount of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (c) the aggregate principal balance of any Revolving Loans and any Swingline Loans outstanding at such time, plus (d) the aggregate principal balance of any Term Loans outstanding at such time.
“Blocked Person”: as defined in Section 7.25.
“Borrower Copyright Security Agreement”: is any Copyright Security Agreement between the Borrower and the Administrative Agent (for the ratable benefit of the Secured Parties), executed pursuant to the terms of the Guarantee and Collateral Agreement and the Third Amendment.
“Borrower Patent and Trademark Security Agreement” : is any Patent and Trademark Security Agreement between the Borrower and the Administrative Agent (for the ratable benefit of the Secured Parties), executed pursuant to the terms of the Guarantee and Collateral Agreement and the Third Amendment.
“Enterasys Copyright Security Agreement” : is any Copyright Security Agreement between the Acquired Business and the Administrative Agent (for the ratable benefit of the Secured Parties), executed pursuant to the terms of the Guarantee and Collateral Agreement and the Third Amendment.
“Enterasys Patent and Trademark Security Agreement” : is any Patent and Trademark Security Agreement between the Acquired Business and the Administrative Agent (for the ratable benefit of the Secured Parties), executed pursuant to the terms of the Guarantee and Collateral Agreement and the Third Amendment.
“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the terms of the Guarantee and Collateral Agreement and, as applicable, the Third Amendment, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Liquidity Ratio”:  as of the last day of any month, the ratio of (a) the sum of (i) all unrestricted (or subject to restrictions solely under the Loan Documents) domestic cash and domestic Cash Equivalents of the Loan Parties that (A) are maintained as of such day in Deposit Accounts or Securities Accounts, in any such case, held by the Administrative Agent or one of its Affiliates or subject to a Control Agreement in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), and (B) would appear on a consolidated balance sheet of the Borrower prepared as of such day in accordance with GAAP; plus (ii) up to $10,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries that (A) are located in foreign jurisdictions as of such day and (B) would appear on a consolidated balance sheet of the Borrower prepared as of such day in accordance with GAAP; plus (iii) all domestic net billed accounts receivable of the Loan Parties that would appear on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such day in accordance with GAAP; to (b) the Aggregate Outstanding Amount as of such day.
“Performance Plan Percentage”: with respect to any fiscal quarter ending after June 30, 2016, a percentage (which, for the avoidance of doubt, may be a percentage that is greater than 100%) of the amount of Consolidated EBITDA forecasted by the Borrower in the Revenue Plan delivered by the Borrower to the Administrative Agent in respect of such fiscal quarter, which percentage shall be established by the Required Lenders in their sole discretion (after consultation with the Borrower) based upon a review of the Revenue Plan delivered by the Borrower in respect of such fiscal quarter.
“Revenue Plan”: is, in respect of any fiscal year the Borrower ending after June 30, 2016, (a) the Projections for such fiscal year delivered by the Borrower to the Administrative Agent pursuant to Section 6.2(c), or (b) as applicable, any other projections (however designated) that are approved by the board of directors of the Borrower, delivered by the Borrower to the Administrative Agent (including after the Borrower has already delivered Projections in respect of such fiscal year to the Administrative Agent) and otherwise approved by the Administrative Agent and the Required Lenders in their sole discretion for use in determining what covenant level percentages will apply under Section 7.1(e)(ii) with respect to the fiscal quarters occurring during such fiscal year.
“Third Amendment”: that certain Third Amendment to Credit Agreement and Second Amendment to Guarantee and Collateral Agreement, dated as of June 26, 2015, among the Borrower, the Acquired Business, the Lenders and the Administrative Agent.
“Third Amendment Effective Date”: is June 26, 2015.
“USCRO”: the US Copyright Office.
“USPTO”: the US Patent and Trademark Office.
(t)    Section 2.12 of the Credit Agreement shall be amended and restated to read in its entirety as follows
2.12 Mandatory Prepayment. In the event that the Borrower objects to the Required Lenders’ determination, for purposes of establishing compliance with Section 7.1(e)(ii), of the Performance Plan Percentage of forecasted Consolidated EBITDA for any fiscal quarter of the Borrower ending after June 30, 2016, at the option of the Required Lenders, (a) the Revolving Commitments shall terminate forthwith and (b) the Borrower shall promptly (and in any event within five Business Days) pay in full all Obligations then outstanding under the Loan Documents.
(u)    Section 4 of the Credit Agreement shall be amended by adding the following representation and warranty to such Section as new Section 4.26:
4.26    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(v)    Section 6.2(a) and (b) of the Credit Agreement shall be amended and restated to read in their entirety as follows:
6.2    Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:
(a)    by no later than the date occurring 30 days after the end of each of the first and second months occurring during any fiscal quarter period of the Borrower, (i) accounts receivable agings (aged by invoice date) in respect of the billed accounts receivable of each Loan Party as of the last day of such month and in form and substance reasonably satisfactory to the Administrative Agent, (ii) reconciliations of accounts receivable agings (aged by invoice date) and general ledger in respect of the billed accounts receivable of each Loan Party as of the last day of such month and in form and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) a report, in form and substance reasonably satisfactory to the Administrative Agent, designating the cash and Cash Equivalent balances held, respectively, as of the last day of such month by the Borrower and each of its consolidated Subsidiaries;
(b)    (i)     concurrently with the delivery of any financial statements pursuant to Section 6.1, (A) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) a Compliance Certificate (1) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the applicable fiscal quarter or fiscal year of the Borrower, as the case may be, and (2) to the extent not previously disclosed to the Administrative Agent, containing, as applicable, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent Compliance Certificate delivered pursuant to this Section 6.2(b)(i)(B); and
(ii)     concurrently with the delivery of the information required to be delivered pursuant to Section 6.2(a) in respect of the first and second months of each fiscal quarter period of the Borrower (but in any event by no later than the date occurring 30 days after the end of any such month), (A) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with the financial covenant set forth at Section 7.1(d) as of the last day of such month.
(w)    Section 7.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
7.1    Financial Condition Covenants.
(a)    Minimum Consolidated Fixed Charge Coverage Ratio. Subject to the proviso appearing below in this Section 7.1(a), permit the Consolidated Fixed Charge Coverage Ratio, determined as the last day of any fiscal quarter period of the Borrower specified immediately below, to be less than the ratio set forth opposite such fiscal quarter period:

Fiscal Quarter Ending	Consolidated Fixed Charge Coverage Ratio
March 31, 2016	1.05 to 1.00
June 30, 2016 and thereafter	1.10 to 1.00

provided that, in the event that the Borrower, (x) pursuant to the provisions of Section 7.1(d), is not obligated to satisfy the minimum Liquidity Ratio covenant under such Section 7.1(d) as of the last day of any month ending prior to December 31, 2015, and (y) pursuant to the provisions of Section 7.1(e), is not obligated to satisfy the minimum Performance to Plan covenant under such Section 7.1(e) as of the last day of the fiscal quarter of the Borrower ended December 31, 2015, the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter period of the Borrower specified immediately below, to be less than the ratio set forth opposite such fiscal quarter period:

Fiscal Quarter Ending	Consolidated Fixed Charge Coverage Ratio
December 31, 2015	1.05 to 1.00
March 31, 2016 and thereafter	1.10 to 1.00

(b)    Minimum Consolidated Quick Ratio. Permit the Consolidated Quick Ratio, determined as of the last day of any fiscal quarter period of the Borrower specified below, to be less than the ratio set forth below opposite such fiscal quarter period:

Fiscal Quarter Ending	Consolidated Quick Ratio
December 31, 2014 through September 30, 2015	1.00 to 1.00
December 31, 2015 and thereafter	1.15 to 1.00

(c)    Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, determined as of the last day of any fiscal quarter period of the Borrower specified below, to exceed the ratio set forth below opposite such fiscal quarter period:

Fiscal Quarter Ending	Consolidated Leverage Ratio
June 30, 2015	3.25 to 1.00
September 30, 2015	3.00 to 1.00
December 31, 2015	2.75 to 1.00
March 31, 2016	2.50 to 1.00
June 30, 2016	2.25 to 1.00
September 30, 2016 and thereafter	2.00 to 1.00

(d)    Minimum Liquidity Ratio. Permit the Liquidity Ratio, determined as of the last day of each of the first month and the second month of each fiscal quarter period of the Borrower (commencing, for the avoidance of doubt, as of the last day of July, 2015), to be less than 1.00 to 1.00. Without limiting the foregoing, the Borrower shall not be required to satisfy the financial covenant tested under this Section 7.1(d) in respect of any month ending from and after the date on which the Borrower delivers to the Administrative Agent a Compliance Certificate (as applicable, pursuant to and in accordance with Section 6.2(b)(i)) indicating to the reasonable satisfaction of the Administrative Agent that, when taken together with the prior Compliance Certificate delivered by the Borrower to the Administrative Agent (as applicable, pursuant to and in accordance with Section 6.2(b)(i)), the Consolidated Fixed Charge Coverage Ratio was at least 1.10 to 1.00 for the two consecutive fiscal quarter period of the Borrower most recently ended.
(e)    Minimum Performance to Plan.
(i)    Subject to the last paragraph of this Section 7.1(e), permit the aggregate amount of Consolidated EBITDA generated by the Borrower and its consolidated Subsidiaries during any fiscal quarter (as determined as of the last day of such fiscal quarter and with reference to the single fiscal quarter period of the Borrower then ended) set forth below to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Quarterly Consolidated EBITDA
September 30, 2015	$7,809,000
December 31, 2015	$10,430,000
March 31, 2016	$2,800,000
June 30, 2016	$11,640,000
September 30, 2016 and thereafter	$11,640,000 (subject to clause (ii) below)

(ii)    With respect to any fiscal quarter of the Borrower ending after June 30, 2016 (but subject to the last paragraph of this Section 7.1(e)), permit the aggregate amount of Consolidated EBITDA generated by the Borrower and its consolidated Subsidiaries during any such fiscal quarter (as determined as of the last day of such fiscal quarter) to be less than (A) $11,640,000, in the event that the Borrower has not delivered to the Administrative Agent a Revenue Plan in respect of such fiscal quarter by the date the financial covenant specified in this Section 7.1(e) is tested with respect to such fiscal quarter, and (B) in the event that the Borrower has delivered a Revenue Plan to the Administrative Agent in respect of such fiscal quarter by the date the financial covenant specified in this Section 7.1(e) is tested with respect to such fiscal quarter, an amount equal to the Performance Plan Percentage of Consolidated EBITDA forecasted in the Revenue Plan for such fiscal quarter established by the Required Lenders in their sole discretion (after consultation with the Borrower) based on their commercially reasonable business judgment exercised in good faith; provided that (A) the Borrower hereby agrees to enter into, at the request of the Administrative Agent and at the sole cost of the Borrower, any amendments to this Agreement and the other Loan Documents that the Administrative Agent may reasonably deem to be necessary to give effect to the Required Lenders’ determination of any such Performance Plan Percentage for purposes of this Section 7.1(e)(ii) and any such resulting Minimum Consolidated EBITDA amount for any such fiscal quarter ending after June 30, 2016; and (B) the Borrower hereby agrees that (1) any failure by the Borrower to deliver Projections (also referred to herein sometimes as a “Revenue Plan”) in respect of any such fiscal quarter pursuant to and in accordance with Section 6.2(c) shall constitute an immediate Event of Default under Section 8.1(c)(i), and (2) in the event that the Borrower objects to any determination by the Required Lenders’ of any Performance Plan Percentage of Consolidated EBITDA forecasted in any such Projections for any fiscal quarter ending after June 30, 2016, established by the Required Lenders for the purposes of establishing compliance with the minimum Performance Plan financial covenant tested under this Section 7.1(e)(ii), at the option of the Required Lenders, the Commitments shall terminate and the Borrower shall prepay the Loans and all other Obligations in accordance with Section 2.12 hereunder.
Without limiting the foregoing, the Borrower shall not be required to satisfy the financial covenant tested under this Section 7.1(e) in respect of any fiscal quarter ending from and after the date on which the Borrower delivers to the Administrative Agent a Compliance Certificate (as applicable, pursuant to and in accordance with Section 6.2(b)(i)) indicating to the reasonable satisfaction of the Administrative Agent that, when taken together with the prior Compliance Certificate delivered by the Borrower to the Administrative Agent (as applicable, pursuant to and in accordance with Section 6.2(b)(i)), the Consolidated Fixed Charge Coverage Ratio was at least 1.10 to 1.00 for the two consecutive fiscal quarter period of the Borrower most recently ended.
(x)    Section 7 of the Credit Agreement shall be amended by adding the following negative covenant to such Section as new Section 7.24:
7.24    Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan or other credit extension made hereunder for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
(y)    Section 7 of the Credit Agreement shall be further amended by adding the following negative covenant to such Section as new Section 7.25;
7.25    Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.25.
(z)    Section 8.1(c) of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(c)    (i) any Loan Party shall default in the observance or performance of any agreement contained in any of Section 2.12, Section 5.4, Section 6.1, clause (i) or (ii) of Section 6.5(a), Section 6.8(a), Section 6.10 or any subsection of Section 7, (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing, (iii) the Borrower shall default in the performance and satisfaction of any condition subsequent covenant set forth in Section 4 of the Third Amendment, or (iv) the Borrower shall fail to deliver Projections in respect of any fiscal quarter of the Borrower ending after June 30, 2016, pursuant to and in accordance with Section 6.2(c) and Section 7.1(e)(ii); or
(aa)    Section 10.2 of the Credit Agreement shall be amended by replacing the notice information for the Borrower specified in such Section with the following:

Borrower:
Extreme Networks, Inc.
145 Rio Robles
San Jose, CA 95134
Attention: Kenneth B. Arola, Chief Financial Officer
Facsimile No.: (408) 964-9075
Telephone No.: (408) 579-2670
E-Mail: karola@extremenetworks.com
Website URL: www.extremenetworks.com

with a copy to: DLA Piper LLP 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Jamie Knox Telephone No.: (212) 335-4992 Facsimile No.: (212) 884-8692 E-Mail: jamie.knox@dlapiper.com
(bb)    Compliance Certificate. The Form of Compliance Certificate set forth at Exhibit B to the Credit Agreement shall be amended and restated in its entirety in the form attached as Exhibit B hereto.
(cc)    Credit Agreement Schedule 1.1A. Schedule 1.1A to the Credit Agreement (Commitments and Aggregate Exposure Percentages) shall be amended and restated in its entirety in the form attached as Exhibit C hereto.
(dd)    Credit Agreement Schedule 4.19(a). Schedule 4.19(a) to the Credit Agreement (Financing Statements and Other Filings) shall be amended and restated in its entirety in the form attached as Exhibit D hereto.
(ee)    Table of Contents. The Table of Contents to the Credit Agreement shall be updated to reflect any changes thereto that are occasioned by the amendments to the Credit Agreement that are contemplated herein.
SECTION 2    Amendment of the Guarantee and Collateral Agreement. With effect from and after the Effective Date, the Guarantee and Collateral Agreement shall be amended as follows:
(a)    The definition of “Excluded Assets” appearing in Section 1.1 of the Guarantee and Collateral Agreement shall be amended by replacing clause (d) thereof with the phrase “each Excluded Patent”.
(b)    Section 1.1 of the Guarantee and Collateral Agreement shall be further amended by adding the following new definitions to such Section in the appropriate alphabetical order:
“Excluded Patents”: collectively, the Patents of the Acquired Business specified in that certain side letter agreement, dated as of June 26, 2015, among the Borrower, the Acquired Business, the Administrative Agent and the Lenders.
“Material Intellectual Property”: any Intellectual Property owned by a Grantor that is material to the business of the Grantors and their respective Subsidiaries, taken as a whole.
“Quarterly Reporting Date”: the date following any fiscal quarter of the Borrower and its Subsidiaries on which financial statements are required to be delivered pursuant to Section 6.1(b) of the Credit Agreement.
“Non-Specified Trademark”: any Trademark that does not constitute a Specified Trademark.
“Specified Trademark”: collectively, (a) each Trademark formed or acquired by any Grantor from and after the Third Amendment Effective Date and (b) each Trademark of the applicable Loan Parties listed below:
Applications for Trademark

Application No.	Filing Date	Applicant	Mark
86161234 (US)	1/9/14	Extreme Networks, Inc.	E and Extreme Networks (stylized)
86148592 (US)	12/19/13	Extreme Networks, Inc.	WI-FI COACH
1436661 (India)	3/22/06	Extreme Networks, Inc.	EXTREMEXOS
907754385 (Brazil)	5/27/14	Extreme Networks, Inc.	EXTREME NETWORKS
1915598 (India)	2/3/00	Extreme Networks, Inc.	EXTREME NETWORKS
2010002353 (Malaysia)	2/9/10	Extreme Networks, Inc.	EXTREME NETWORKS
T0020375E (Singapore)	11/23/00	Extreme Networks, Inc.	EXTREME NETWORKS
86321832 (US)	6/26/14	Extreme Networks, Inc.	COREFLOW
908089635 (Brazil)	8/7/14	Extreme Networks, Inc.	COREFLOW
1688455 (Canada)	8/6/14	Extreme Networks, Inc.	CORELOW

Registered Trademarks

Registration No.	Reg. Date	Registered Owner	Mark
3379396 (US)	2/5/08	Extreme Networks, Inc.	EXTREMEXOS
4953576 (Community Trademarks)	5/11/07	Extreme Networks, Inc.	EXTREMEXOS
143661 (India)	3/22/06	Extreme Networks, Inc.	EXTREMEXOS
885230 (Int’l Register)	3/21/06	Extreme Networks, Inc.	EXTREMEXOS
2243238 (US)	5/4/99	Extreme Networks, Inc.	EXTREME NETWORKS
TMA805647 (Canada)	8/31/11	Extreme Networks, Inc.	EXTREME NETWORKS
TMA805647 (Canada)	6/5/02	Extreme Networks, Inc.	EXTREME NETWORKS
1156347 (Mexico)	4/30/10	Extreme Networks, Inc.	EXTREME NETWORKS
659303 (Mexico)	6/16/00	Extreme Networks, Inc.	EXTREME NETWORKS
830598685 (Brazil)	1/14/11	Extreme Networks, Inc.	EXTREME NETWORKS
823487008 (Brazil)	7/31/12	Extreme Networks, Inc.	EXTREME NETWORKS
966713 (Chile)	10/10/12	Extreme Networks, Inc.	EXTREME NETWORKS
952713 (Chile)	1/13/12	Extreme Networks, Inc.	EXTREME NETWORKS
300154971 (Hong Kong)	5/4/03	Extreme Networks, Inc.	EXTREME NETWORKS
915846 (India)	4/4/00	Extreme Networks, Inc.	EXTREME NETWORKS
4660843 (Japan)	4/11/03	Extreme Networks, Inc.	EXTREME NETWORKS
00018394 (Malaysia)	11/24/11	Extreme Networks, Inc.	EXTREME NETWORKS
400969866000 (South Korea)	5/20/13	Extreme Networks, Inc.	EXTREME NETWORKS
400969867000 (South Korea)	5/20/13	Extreme Networks, Inc.	EXTREME NETWORKS
01461227 (Taiwan)	6/16/11	Extreme Networks, Inc.	EXTREME NETWORKS
00945921 (Taiwan)	6/16/01	Extreme Networks, Inc.	EXTREME NETWORKS
00998150 (Taiwan)	5/16/02	Extreme Networks, Inc.	EXTREME NETWORKS
1349954 (Australia)	2/9/10	Extreme Networks, Inc.	EXTREME NETWORKS
826669 (Australia)	3/7/00	Extreme Networks, Inc.	EXTREME NETWORKS
818675 (New Zealand)	7/29/10	Extreme Networks, Inc.	EXTREME NETWORKS
627727 (New Zealand)	11/9/01	Extreme Networks, Inc.	EXTREME NETWORKS
1215639 (Int’l Register)	5/25/14	Extreme Networks, Inc.	EXTREME NETWORKS
1030447 (Int’l Register)	2/9/10	Extreme Networks, Inc.	EXTREME NETWORKS
1027289 (Int’l Register)	1/21/10	Extreme Networks, Inc.	EXTREME NETWORKS
707416 (Int’l Register)	2/12/99	Extreme Networks, Inc.	EXTREME NETWORKS
3840628 (US)	8/31/10	Extreme Networks, Inc.	EXTREME NETWORKS (stylized)
2598722 (US)	7/23/02	Enterasys Networks, Inc.	NETSIGHT
845304 (Australia)	8/4/00	Enterasys Networks, Inc.	NETSIGHT
4089666 (US)	9/20/11	Enterasys Networks, Inc.	K-SERIES
4199003 (US)	8/28/12	Enterasys Networks, Inc.	K-SERIES
3254254 (US)	6/19/07	Enterasys Networks, Inc.	S-SERIES
1662131 (Australia)	8/4/14	Extreme Networks, Inc.	COREFLOW
1225094 (Int’l Register)	8/4/14	Extreme Networks, Inc.	COREFLOW
TMA550093 (Canada)	8/23/01	Extreme Networks, Inc.	SUMMIT
822749548 (Brazil)	8/8/06	Extreme Networks, Inc.	SUMMIT
3379396 (US)	2/5/08	Extreme Networks, Inc.	SUMMIT
2638153 (Community Trademarks)	12/5/03	Extreme Networks, Inc.	SUMMIT
App. 00018393 (Malaysia)	12/3/03	Extreme Networks, Inc.	SUMMIT

(c)    Section 3.1(q) of the Guarantee and Collateral Agreement shall be amended by (i) replacing the phrase “(a) through (p)” appearing in the proviso thereof with the phrase “(a) through (q)” and (ii) re-designating such Section 3.1(q) as Section 3.1(r).
(d)    Section 3.1 of the Guarantee and Collateral Agreement shall be further amended by inserting the phrase “all Intellectual Property” as new Section 3.1(q) thereof. For the avoidance of doubt, and in addition to the grant of security interest in each item of Collateral under Section 3.1 of the Guarantee and Collateral Agreement, each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in any and all Intellectual Property of such Grantor (other than to the extent constituting an Excluded Patent), now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.
(e)    Section 3.3 of the Guarantee and Collateral Agreement shall be amended by adding the following as new Section 3.3(g):
(g)    Intellectual Property. (i)  Each Grantor shall take such action as the Administrative Agent may reasonably deem to be necessary to perfect the Administrative Agent’s security interest (held for the ratable benefit of the Secured Parties) in the Intellectual Property of such Grantor (other than to the extent constituting an Excluded Patent). (ii) Promptly on or prior to the next Quarterly Reporting Date following the creation or other acquisition of any Intellectual Property by any Grantor after the Third Amendment Effective Date (including any Specified Trademark), which Intellectual Property is registered or becomes registered or the subject of an application for registration with the USCRO or the USPTO, as applicable, such Grantor shall give the Administrative Agent notice thereof (including as part of any Compliance Certificate required by Section 6.2(b)(i) of the Credit Agreement to be delivered by the Borrower to the Administrative Agent on such next Quarterly Reporting Date) and, if so requested by the Administrative Agent, (A) modify this Agreement by amending any then existing Schedule 6 to include any such newly acquired or created Intellectual Property of such Grantor (including any Specified Trademark) which becomes part of the Collateral and which was not included on such Schedule 6 as of such next Quarterly Reporting Date, and (B) record an initial filing or, as applicable, an amendment to any applicable existing Intellectual Property Security Agreement, with the USCRO or the USPTO, as applicable, and take such other action as may be necessary, or as the Administrative Agent may reasonably deem to be necessary, to perfect the Administrative Agent’s security interest and Lien in such newly created or acquired Intellectual Property (held for the ratable benefit of the Secured Parties).
(f)    Section 4 of the Guarantee and Collateral Agreement shall be amended by adding the following as new Section 4.12 thereof:
4.12    Intellectual Property. From and after the date added hereto as a schedule pursuant to the terms of the Third Amendment, Schedule 6 lists all registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor but excluding any Excluded Patents and any Non-Specified Trademarks) as well as all Copyright Licenses, Patent Licenses and Trademark Licenses, in each case, owned by such Grantor in its own name as of the Third Amendment Effective Date; provided that, notwithstanding the foregoing, the Grantors shall not be required to list in such Schedule 6 (a) any non-exclusive outbound license entered into in the ordinary course of business, (b) any Excluded Patent, (c) any Non-Specified Trademark or (d) any Copyright License, Patent License or Trademark License to the extent constituting (i) an inbound license of commercial off-the-shelf software (ii) an inbound license of customized software that is used by any such Grantor in connection with the administrative aspects of its business operations (and not in the products or services sold by such Grantor to third-parties) or (iii) an inbound license of any Intellectual Property used by such Grantor in any products or services provided by such Grantor to third-parties and for which such Grantor pays less than $10,000 in annual license fees. Except as set forth in such Schedule 6 (and subject to the immediately preceding sentence), on the Third Amendment Effective Date, none of such Intellectual Property of such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.
(g)    Section 5.8 of the Guarantee and Collateral Agreement shall be amended by replacing the word “reserved” appearing therein with the following:
5.8    Intellectual Property.
(a)    Such Grantor (either itself or through licensees) will (i) continue to use each Trademark constituting both a Specified Trademark and Material Intellectual Property in a manner sufficient to maintain such Specified Trademark in full force free from any claim of abandonment for non-use, (ii) maintain generally as in the past the quality of products and services offered under each such Specified Trademark, (iii) use each such Specified Trademark constituting Material Intellectual Property with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated or impaired in any way that could reasonably be expected to result in a Material Adverse Effect.
(b)    Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent constituting Material Intellectual Property but not an Excluded Patent could reasonably be expected to become forfeited, abandoned or dedicated to the public.
(c)    Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyrights constituting Material Intellectual Property could reasonably be expected to become invalidated or otherwise materially impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights constituting Material Intellectual Property may fall into the public domain.
(d)    Such Grantor (either itself or through licensees) will not do any act that, to the knowledge of any Responsible Officer of any Loan Party, uses any Material Intellectual Property to infringe the Intellectual Property rights of any other Person.
(e)    Such Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any registration or application for registration relating to any Material Intellectual Property (other than any Excluded Patent and other than any Non-Specified Trademark) may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the USPTO, the USCRO or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
(f)    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent (other than to the extent constituting an Excluded Patent) or Trademark (to the extent constituting a Specified Trademark) with the USPTO or any similar office or agency in any other country or political subdivision thereof, such Grantor shall report (i) the initial application to and (ii) the corresponding grant, if any, of such Patent or such Trademark from the USPTO to the Administrative Agent, on the Quarterly Reporting Date occurring in connection with the fiscal quarter of the Borrower in which such filing or grant, as applicable, occurs. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright with the USCRO, such Grantor shall report the filing of the initial application to the Administrative Agent not less than 14 days prior to such filing. Upon the reasonable request of the Administrative Agent, other than in respect of intent-to-use trademark or service mark applications, Excluded Patents and Non-Specified Trademarks, such Grantor shall execute and deliver, and have recorded, any and all agreements (including Intellectual Property Security Agreements), instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest (held for the ratable benefit of the Secured Parties) in any Copyright, Patent (other than an Excluded Patent) or Trademark (other than any Non-Specified Trademark) and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
(g)    Such Grantor will take all reasonable and necessary steps, including in any proceeding before the USPTO, the USCRO or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the Material Intellectual Property (other to the extent constituting an Excluded Patent or a Non-Specified Trademark) in the United States, including filing of applications for renewal, affidavits of use and affidavits of incontestability.
(h)    In the event that any Material Intellectual Property (other than an Excluded Patent or a Non-Specified Trademark) is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Material Intellectual Property.
(h)    Section 7.1(a) of the Guarantee and Collateral Agreement shall be amended by adding the following as new clause (v) thereof:
(v)    in the case of any Intellectual Property (other than to the extent constituting an Excluded Patent or a Non-Specified Trademark), execute and deliver, and have recorded, any and all agreements (including any Intellectual Property Security Agreements), instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest (held for the benefit of the Secured Parties) in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
(i)    Schedule 3 (Filings and Other Actions Required to Perfect Security Interests) shall be amended and restated in its entirety in the form set forth in Exhibit E hereto.
(j)    The Schedule to the form of Assumption Agreement set forth at Annex 1 to the Guarantee and Collateral Agreement shall be amended by adding to such Schedule, in the appropriate numerical order, the phrase “Supplement to Schedule 6”.
(k)    The Supplement to the form of Pledge Supplement set forth at Annex 2 to the Guarantee and Collateral Agreement shall be amended by replacing the phrase “Security Agreement” appearing in the title to such Supplement with the phrase “Guaranty and Collateral Agreement”.
(l)    The Table of Contents to the Guarantee and Collateral Agreement shall be updated to reflect any changes thereto that are occasioned by the amendments to the Guarantee and Collateral Agreement that are contemplated herein.
SECTION 3    Conditions Precedent to Effectiveness. The effectiveness of Sections 1 and 2 of this Agreement shall be subject to the satisfaction of each of the following conditions precedent (the first date on which all such conditions shall be satisfied or waived, the “Effective Date”):
(a)    the Administrative Agent shall have received from the Borrower and each of the Required Lenders a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) counterpart of this Agreement;
(b)    the Administrative Agent shall have received from each Guarantor party thereto a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) signature page to the Guarantor Acknowledgment and Consent attached hereto as Exhibit A (the “Guarantor Acknowledgment and Consent”);
(c)    the Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, executed by the Secretary or equivalent officer of such Loan Party and in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purpose of authorizing such Loan Party to enter into and perform this Agreement, the Guarantor Acknowledgment and Consent and any other agreements, certificates and other documents required to be delivered by such Loan Party in connection with this Agreement or the amendments contemplated herein (collectively, the “Amendment Documents” required to be delivered by such Loan Party), (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Amendment Documents on behalf of such Loan Party, and (iv) a good standing certificate for such Loan Party certified as of a recent date by the appropriate Governmental Authority of such Loan Party’s respective jurisdiction of organization;
(d)    the Administrative Agent shall have received the executed legal opinion of Allison Amadia, General Counsel of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and addressing such matters as the Administrative Agent may reasonably specify;
(e)    the Administrative Agent shall have received from the Borrower an amendment fee equal to 0.35% of the sum of (i) the aggregate amount of the Revolving Commitments (after giving effect to any reduction of the aggregate amount of the Revolving Commitments effected pursuant to this Agreement) of each Required Lender that has executed this Agreement plus (ii) the aggregate principal amount of the outstanding Term Loans of each Required Lender that has executed this Agreement, which amendment fee will be allocated by the Administrative Agent to such Required Lenders on a pro forma basis in accordance with the respective Revolving Commitments of, and outstanding Term Loans held by, each such Required Lender. Such amendment fee shall be fully earned on the date paid and shall not be refundable for any reason;
(f)    the Borrower shall have paid all costs and expenses of the Administrative Agent then due in accordance with Section 6(d) hereof and Section 10.5 of the Credit Agreement, to the extent such costs and expenses have been invoiced to the Borrower prior to the Effective Date;
(g)    the Administrative Agent shall have received from the Borrower, the Acquired Business and each Lender a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) counterpart of that certain side letter agreement, of near or even date herewith, executed and delivered by the signatories thereto for the purpose of designating the “Excluded Patents” (as defined in the Guarantee and Collateral Agreement, as amended by this Agreement) of the Acquired Business; and
(h)    on the Effective Date, after giving effect to this Agreement, (i) the representations and warranties contained in Section 5 of this Agreement shall be true and correct and (ii) no Default or Event of Default shall have occurred and be continuing.
SECTION 4    Conditions Subsequent to Effectiveness Date. The Borrower shall satisfy each of the conditions subsequent to the Effectiveness Date specified in this Section 4 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified below for the satisfaction of such condition subsequent. The Borrower hereby acknowledges and agrees that any failure by the Borrower to satisfy any such condition subsequent specified in this Section 4 to the reasonable satisfaction of the Administrative Agent by no later than the date specified below for the satisfaction of such condition subsequent shall constitute an immediate Event of Default under Section 8.1(c) of the Credit Agreement (after giving effect to the amendment of such Section 8.1(c) effected pursuant to this Agreement):
(a)    by no later than the date occurring 30 days after the Effectiveness Date, the Borrower shall have delivered to the Administrative Agent a new Schedule 6 to the Guarantee and Collateral Agreement (Rights of the Grantors Relating to Intellectual Property), which completed Schedule 6 shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and which shall, from and after the date approved by the Administrative Agent and the Required Lenders, be deemed added to the Guarantee and Collateral Agreement as new Schedule 6 thereto;
(b)    by no later than the date occurring 30 days after the Effectiveness Date, the Administrative Agent shall have received from the Borrower a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) signature page to a Borrower Patent and Trademark Security Agreement (as defined in the Credit Agreement, as amended by this Amendment);
(c)    by no later than the date occurring 30 days after the Effectiveness Date, the Administrative Agent shall have received from the Acquired Business a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) signature page to an Enterasys Patent and Trademark Security Agreement (as defined in the Credit Agreement, as amended by this Amendment); and
(d)    by no later than the date occurring 60 days after the Effectiveness Date, the Administrative Agent shall have completed an audit of the Collateral to the extent reasonably satisfactory to the Administrative Agent in its sole discretion and with results reasonably satisfactory to the Administrative Agent in its sole discretion, and the Borrower shall, and shall cause each other Group Member to, make commercially reasonable efforts to facilitate such audit by the Administrative Agent, its agents and its other representatives.
SECTION 5    Representations and Warranties. Each of the Borrower and Enterasys hereby represent and warrant to the Administrative Agent and each of the Required Lenders that:
(a)    no Default or Event of Default exists immediately before, and that no Default or Event of Default exists immediately after, giving effect to the amendments contemplated by Sections 1 and 2 hereof;
(b)    the execution, delivery and performance by such Loan Party of this Agreement and the other Amendment Documents required to be delivered by such Loan Party have been duly authorized by all necessary corporate action on the part of such Loan Party and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable;
(c)    this Agreement and the other Loan Documents to which such Loan Party is party constitute the legal, valid and binding obligations of such Loan Party, and are enforceable against such Loan Party in accordance with their respective terms, without defense, counterclaim or offset, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and
(d)    each of the representations and warranties made by such Loan Party in or pursuant to any Loan Document to which such Loan Party is party (after giving effect to the amendments to the Loan Documents contemplated herein) (i) that is qualified by materiality is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof, as if made on and as of such date, except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
SECTION 6    Miscellaneous.
(a)    Credit Agreement and Guarantee and Collateral Agreement Otherwise Not Affected. Except as expressly contemplated hereby, each of the Credit Agreement and the Guarantee and Collateral Agreement shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Administrative Agent’s and the Required Lenders’ execution and delivery of, or acceptance of, this Agreement shall not be deemed to create a course of dealing or otherwise to create any express or implied duty by the Administrative Agent or any Lender to provide any other or further amendments under the same or similar circumstances in the future.
(b)    No Reliance. Each of the Borrower and the Acquired Business hereby acknowledge and confirm to the Administrative Agent and the Required Lenders that it is executing this Agreement and the other Amendment Documents applicable to such Loan Party on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
(c)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns permitted by the terms of the Loan Documents. No third party beneficiaries are intended in connection with this Agreement.
(d)    Costs and Expenses. The Borrower hereby agrees to pay to the Administrative Agent on demand the reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, and the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and any other Amendment Documents and other documents to be delivered herewith.
(e)    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA. This Agreement is subject to the provisions of Section 10.14 of the Credit Agreement relating to submission to jurisdiction, jury trial waiver and judicial reference, which provisions are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.
(f)    Complete Agreement; Amendments. This Agreement, together with the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Agreement supersedes all prior drafts and communications with respect hereto and may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.
(g)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.
(h)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by PDF, facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.
(i)    Interpretation. This Agreement is the result of negotiations between and has been reviewed by respective counsel to the Borrower and the Acquired Business and is the product of all parties hereto. Accordingly, this Agreement shall not be construed against any party merely because of it’s involvement in the preparation hereof.
(j)    Loan Document. This Agreement shall constitute a Loan Document.
(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.
EXTREME NETWORKS, INC.,
as the Borrower, a Guarantor and a Grantor

By: /S/ KENNETH B. AROLA    ______
Name: Kenneth B. Arola____________
Title: Chief Financial Officer    ______

ENTERASYS NETWORKS, INC.,
as a Guarantor and a Grantor

By:/S/ ALLISON AMADIA
Name: Allison Amadia
Title: Secretary

SILICON VALLEY BANK,
as the Administrative Agent, a Lender, the Swingline Lender and the Issuing Lender

By: /S/ STEPHEN CHANG
Name: Stephen Chang
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /S/ THOMAS R. SULLIVAN
Name: Thomas R. Sullivan
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /S/ RICHAR C. BROWN
Name: Richard c. Brown
Title: Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By: /S/ SIMON MOCKFORD
Name: Simon Mockford
Title: Managing Director

EXHIBIT A

GUARANTOR ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned, each a Guarantor with respect to the Secured Obligations of the Loan Parties to the Secured Parties under the terms of the Loan Documents, hereby:

(a)    acknowledges and consents to the execution, delivery and performance by the Borrower and the Acquired Business of the foregoing Agreement;

(b)    represents and warrants that the execution and delivery by it of this Guarantor Acknowledgement and Consent (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, and (iii) do not require the consent, approval or authorization of any Person which has not been previously obtained; and

(c)    reaffirms and agrees that the Guarantee and Collateral Agreement as to which the undersigned is party, and all other Loan Documents and agreements executed and delivered by the undersigned to the Administrative Agent and/or the Lenders in connection with the Guarantee and Collateral Agreement or the other Loan Documents, are in full force and effect without defense, offset or counterclaim and will so continue.

All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement (as defined in the Agreement) or in the other “Loan Documents” defined therein, as the context may require.

This Guarantor Acknowledgement and Consent shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, each of the Guarantors named below has duly executed and delivered this Guarantor Acknowledgment and Consent as of the Effective Date specified in the Agreement.

EXTREME NETWORKS, INC.

By:
Name:
Title:

ENTERASYS NETWORKS, INC.

By:
Name:
Title:

EXHIBIT B

AMENDED AND RESTATED FORM OF COMPLIANCE CERTIFICATE
SET FORTH AT EXHIBIT B TO THE CREDIT AGREEMENT

(Please see attached)

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
EXTREME NETWORKS, INC.

Date:  ___________ ____, 20____

This Compliance Certificate is delivered pursuant to Section 6.2(b)[(i)][(ii)] of that certain Credit Agreement, dated as of October 31, 2013, among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1.The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies to the Administrative Agent, in his/her capacity as an officer of the Borrower, and not in any personal capacity, as follows:
2.I have reviewed and am familiar with the contents of this Compliance Certificate.* **
3.I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period [covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”)][specified in the applicable financial covenant calculations set out in Attachment 3 hereof]. Except as set forth on Attachment 2, such review did not disclose the existence during or at the end of the accounting period covered by [the Financial Statements][the applicable financial covenant calculations set out in Attachment 3 hereof], and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.* **
4.Attached hereto as Attachment 3 are computations showing [compliance by the Borrower with] [the financial covenants set forth in Sections 7.1[(a)], (b), (c) and (e) of the Credit Agreement**] [the financial covenant set forth in Section 7.1(d) of the Credit Agreement*] [the Consolidated Fixed Charge Coverage Ratio as of the last day of the fiscal quarter of the Borrower ended [June 30, 2015][September 30, 2015][December 31, 2015].
5.[To the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party is attached hereto as Attachment 4.**]
6.[To the extent not previously disclosed to the Administrative Agent, a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered and otherwise required by the terms of the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, to be delivered on the Quarterly Reporting Date with respect to which this certificate is being delivered herewith as Attachment 5.**]
[Remainder of page intentionally left blank; signature page follows]
* Relating to Compliance Certificates delivered within 30 days after the end of the first month or the second month of any fiscal quarter period of the Borrower pursuant to Section 6.2(b)(ii) of the Credit Agreement.
** Relating to Compliance Certificates delivered pursuant to Section 6.2(b)(i) of the Credit Agreement.
IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.
EXTREME NETWORKS, INC.

By:

Name:

Title:

Attachment 1
to Compliance Certificate
[Attach Financial Statements]

Attachment 2
to Compliance Certificate
Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrower to be taken on account thereof.]
Attachment 3
to Compliance Certificate
Preliminary Note to Compliance Certificate Calculations
The information described in this Attachment 3 is as of [____________], [____] (the “Statement Date”), and, as applicable, pertains to the Subject Period defined below in respect of each Section of this Attachment 3.

I.
Section 7.1(a) — Minimum Consolidated Fixed Charge Coverage Ratio

Note: Although the minimum Consolidated Fixed Charge Coverage Ratio covenant specified in Section 7.1(a) of the Credit Agreement is not contemplated to be tested, pursuant to the terms of such Section 7.1(a), until the Statement Date occurring on March 31, 2016 (or December 31, 2015, as applicable), the Borrower may deliver to the Administrative Agent a completed version of this Section I to this Attachment 3 to the Compliance Certificate in respect of any Statement Date occurring on June 30, 2015, September 30, 2015 and, as applicable, December 31, 2015, in any such case, for the purposes specified in Section 7.1(d) and Section 7.1(e) of the Credit Agreement.

The “Subject Period” specified in this Section I, and the amount of each of the financial performance measures specified in this Section I, shall be calculated as follows for purposes of testing the Borrower’s compliance with Section 7.1(a) as of the Statement Date: (i) for purposes of testing the Borrower’s compliance with Section 7.1(a) as of the last day of the first fiscal quarter of the Borrower ending after the Closing Date, each such financial performance measure shall mean an amount equal to the amount of such financial performance measure for the one fiscal quarter period then ended, multiplied by four, (ii) for purposes of testing the Borrower’s compliance with Section 7.1(a) as of the last day of the second fiscal quarter of the Borrower ending after the Closing Date, each such financial performance measure shall mean an amount equal to the amount of such financial performance measure for the two fiscal quarter period then ended, multiplied by two, (iii) for purposes of testing the Borrower’s compliance with Section 7.1(a) as of the last day of the third fiscal quarter of the Borrower ending after the Closing Date, each such financial performance measure shall mean an amount equal to the amount of such financial performance measure for the three fiscal quarter period then ended, multiplied by 1.33, and (iv) for purposes of testing the Borrower’s compliance with Section 7.1(a) as of or after the last day of the fourth fiscal quarter of the Borrower ending after the Closing Date, each such financial performance measure shall mean an amount equal to the amount of such financial performance measure for the four fiscal quarter period then ended.

	A.	Consolidated EBITDA for the Subject Period:

		1.	Consolidated Net Income for the Subject Period:	$___________

		2.	Consolidated Interest Expense for the Subject Period:	$___________

		3.	Provision for income taxes for the Subject Period:	$___________

		4.	Depreciation expenses for the Subject Period:	$___________

		5.	Amortization expenses for the Subject Period:	$___________

6.
Fees and out-of-pocket transaction costs and expenses incurred during the Subject Period by the Loan Parties in connection with this Agreement, the other Loan Documents and the Acquisition, provided that the aggregate amount of all such fees, costs and expenses shall not exceed $3,900,000 for purposes of this definition:
$___________

7.
Fees and out-of-pocket transaction costs and expenses incurred during the Subject Period by the Loan Parties in connection with Permitted Acquisitions (whether or not consummated), provided that the aggregate amount of all such fees, costs and expenses considered for purposes of this calculation shall not exceed (A) $1,250,000 with respect to any particular Permitted Acquisition and (B) $3,750,000 in the aggregate with respect to all Permitted Acquisitions undertaken during the term of this Agreement:
$___________

8.
Solely in respect of the fiscal quarter of the Borrower ending on the June 30, 2015, and the fiscal quarter of the Borrower ending on September 30, 2015, cash and non-cash charges paid or accrued during either such fiscal quarter directly in respect of employee severance costs; provided that the amount of such charges paid or accrued during the two consecutive fiscal quarter period of the Borrower ending on September 30, 2015, and considered for purposes of calculating Consolidated EBITDA for the Subject Period ended on the Statement Date, if applicable, shall not exceed $13,500,000:
$___________

9.
Solely in respect of the fiscal quarter of the Borrower ending on the June 30, 2015, and the fiscal quarter of the Borrower ending on September 30, 2015, cash and non-cash charges paid or accrued during either such fiscal quarter directly in respect of executive transition costs; provided that the amount of such charges paid or accrued during the two consecutive fiscal quarter period of the Borrower ending on September 30, 2015, and considered for purposes of calculating Consolidated EBITDA for the Subject Period ended on the Statement Date, if applicable, shall not exceed $2,200,000:
$___________

10.
Other cash and non-cash items reducing Consolidated Net Income during the Subject Period (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) and approved by the Administrative Agent and/or the Required Lenders in writing as an “add-back” to Consolidated Net Income:
$___________

11.
Sum (without duplication) of the amounts of other non-cash items increasing Consolidated Net Income for the Subject Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period):
$___________

		12.	Interest income for the Subject Period:	$___________

		13.	Consolidated EBITDA for the Subject Period (Lines I.A.1+I.A.2+I.A.3+I.A.4+I.A.5+I.A.6+I.A.7+I.A.8+ I.A.9+I.A.10 minus I.A.11 minus I.A.12):	$___________

	B.	Portion of taxes based on income actually paid by the Borrower and its Subsidiaries in cash (net of any cash refunds received) during the Subject Period:		$___________

	C.	Consolidated Capital Expenditures for the Subject Period (excluding the principal amount funded with the Loans) incurred in connection with such expenditures:		$___________

	D.	Consolidated Fixed Charges for the Subject Period:

		1.	Consolidated Interest Expense for the Subject Period:	$___________

2.
Scheduled payments made during the Subject Period by the Borrower and its consolidated Subsidiaries on account of principal of Indebtedness of the Borrower and its Subsidiaries (including scheduled principal payments of Term Loans but excluding Loans under the Revolving Commitments to the extent the Borrower has the right to continue or convert such Loans pursuant to Section 2.13 of the Credit Agreement):
$___________

		3.	Consolidated Fixed Charges for the Subject Period (Lines I.D.1+I.D.2) (without duplication):	$___________

	E.	Consolidated Fixed Charge Coverage Ratio for the Subject Period (ratio of Lines (I.A.13 minus I.B minus I.C.) to I.D.3):		_____ to 1.00

		Minimum required (from Section 7.1(a) of the Credit Agreement): Borrower to use one or the other table appearing below pursuant to the terms of Section 7.1(a) of the Credit Agreement:		[N/A] [____ to 1.00]
		Covenant compliance:	Yes 	No 

II.	Section 7.1(b) — Minimum Consolidated Quick Ratio

	A.	Consolidated Quick Assets for the Statement Date

1.
All unrestricted cash, Cash Equivalents and other Investments made in accordance with Section 7.8(b)(ii) (i) that are maintained in Deposit Accounts or Securities Accounts subject to a Control Agreement in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), and (ii) that would appear on a consolidated balance sheet of the Borrower prepared as of the Statement Date in accordance with GAAP:
$___________

		2.	All net accounts receivable that would appear on a consolidated balance sheet of the Borrower prepared as of the Statement Date prepared in accordance with GAAP:	$___________

		3.	Consolidated Quick Assets as of the Statement Date (Lines II.A.1+II.A.2):	$___________

	B.	Consolidated Current Liabilities as of the Statement Date:		$___________

1.
All amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the Statement Date:
$___________

		2.	Aggregate amount of all L/C Disbursements outstanding as of the Statement Date:	$___________

		3.	Aggregate amount of all Revolving Loans outstanding as of the Statement Date:	$___________

		4.	Aggregate face amount of each undrawn Letter of Credit outstanding as of the Statement Date:	$___________

		5.	Amount equal to the current portion of the Term Loan as of the Statement Date:	$___________

		6.	Consolidated Current Liabilities as of the Statement Date (Lines II.B.1+II.B.2+II.B.3+II.B.4+II.B.5):	$___________

	C.	Aggregate amount of Deferred Revenue of the Borrower as of the Statement Date (to the extent included in Consolidated Current Liabilities as of such date):		$___________

	D.	Consolidated Quick Ratio for the Statement Date (ratio of Line II.A.3 to sum of II.B.6 minus II.C):		____ to 1.00

		Minimum required (from Section 7.1(a) of the Credit Agreement):		____ to 1.00

		Covenant compliance:	Yes 	No 

III.
Section 7.1(c); Applicable Margin; Commitment Fee Rate — Maximum Consolidated Leverage Ratio

The “Subject Period” specified in this Section III, and the amount of Consolidated EBITDA specified in this Section III, shall be calculated as follows for purposes of testing the Borrower’s compliance with Section 7.1(c) as of the Statement Date: (i) for purposes of testing the Borrower’s compliance with Section 7.1(c) as of the last day of the first fiscal quarter of the Borrower ending after the Closing Date, Consolidated EBITDA shall mean an amount equal to the amount of Consolidated EBITDA for the one fiscal quarter period then ended, multiplied by four, (ii) for purposes of testing the Borrower’s compliance with Section 7.1(c) as of the last day of the second fiscal quarter of the Borrower ending after the Closing Date, Consolidated EBITDA shall mean an amount equal to the amount of Consolidated EBITDA for the two fiscal quarter period then ended, multiplied by two, (iii) for purposes of testing the Borrower’s compliance with Section 7.1(c) as of the last day of the third fiscal quarter of the Borrower ending after the Closing Date, Consolidated EBITDA shall mean an amount equal to Consolidated EBITDA for the three fiscal quarter period then ended, multiplied by 1.33, and (iv) for purposes of testing the Borrower’s compliance with Section 7.1(c) as of or after the last day of the fourth fiscal quarter of the Borrower ending after the Closing Date, Consolidated EBITDA shall mean an amount equal to Consolidated EBITDA for the four fiscal quarter period then ended.

	A.	Consolidated Total Indebtedness as of the Statement Date:		$___________

	B.	Consolidated EBITDA for the Subject Period (Line I.A.13):		$___________

	C.	Consolidated Leverage Ratio (ratio of Line III.A to III.B):		_____ to 1.00

		Maximum permitted for purposes of Section 7.1(c) of the Credit Agreement (see table from Section 7.1(c) of the Credit Agreement appearing below):		_____ to 1.00

		Covenant compliance:	Yes	No

IV.	Section 7.1(d); Minimum Liquidity Ratio

A.
All unrestricted domestic cash and domestic Cash Equivalents of the Loan Parties that (A) are maintained as of the Statement Date in Deposit Accounts or Securities Accounts, in any such case, held by the Administrative Agent or one of its Affiliates or subject to a Control Agreement in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) and (B) that would appear on a consolidated balance sheet of the Borrower prepared as of the Statement Date in accordance with GAAP:
$___________

B.
Up to $10,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries that (A) are located in foreign jurisdictions as of the Statement Date and (B) would appear on a consolidated balance sheet of the Borrower prepared as of the Statement Date in accordance with GAAP:
$___________

C.
All domestic net billed accounts receivable of the Loan Parties that would appear on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of the Statement Date in accordance with GAAP:
$___________

	D.	Aggregate Outstanding Amount as of the Statement Date:		$___________

	E.	Sum of Lines IV.A+IV.B+IV.C:		$___________

	F.	Liquidity Ratio (ratio of Line IV.E to Line IV.D):		_____ to 1.00

		Minimum required for purposes of Section 7.1(d) of the Credit Agreement:*		[1.00 to 1.00] [N/A]
		Covenant compliance:	Yes 	No  N/A 

* The financial covenant tested under Section 7.1(d) of the Credit Agreement is tested only as of the last day of the first month and the last day of the second month occurring during any fiscal quarter period of the Borrower. The Borrower shall not be required to satisfy the financial covenant tested under Section 7.1(d) of the Credit Agreement in respect of any month ending from and after the date on which the Borrower delivers to the Administrative Agent a Compliance Certificate (as applicable, pursuant to and in accordance with Section 6.2(b)(i) of the Credit Agreement) indicating to the reasonable satisfaction of the Administrative Agent that, when taken together with the prior Compliance Certificate delivered by the Borrower to the Administrative Agent (as applicable, pursuant to and in accordance with Section 6.2(b)(i) of the Credit Agreement), the Consolidated Fixed Charge Coverage Ratio tested pursuant to Section 7.1(a) of the Credit Agreement was at least 1.10 to 1.00 for the two consecutive fiscal quarter period of the Borrower most recently ended.

V.	Section 7.1(e); Minimum Performance to Plan The “Subject Period” for purposes of this Section V shall mean the single fiscal quarter period of the Borrower ended on the Statement Date.

	Aggregate amount of Consolidated EBITDA generated by the Borrower and its consolidated Subsidiaries during the Subject Period:		$___________

Minimum required for purposes of Section 7.1(e) of the Credit Agreement:*

For purposes of any Subject Period specified below in the table below:

For purposes of any Subject Period ending after June 30, 2016:

** (A) $11,640,000, in the event that the Borrower has not delivered to the Administrative Agent a Revenue Plan in respect of such Subject Period by the date the financial covenant specified in Section 7.1(e) of the Credit Agreement is tested pursuant to the terms of the Credit Agreement, and (B) in the event that the Borrower has delivered to the Administrative Agent a Revenue Plan in respect of such Subject Period by the date the financial covenant specified in Section 7.1(e) of the Credit Agreement is tested with respect to such Subject Period (pursuant to the terms of the Credit Agreement), an amount equal to the Performance Plan Percentage of the Consolidated EBITDA forecasted in the Revenue Plan for such Subject Period established by the Required Lenders in their sole discretion (after consultation with the Borrower) based on their commercially reasonable business judgment exercised in good faith

[$[________]] [N/A] [$[________]] [N/A]
	Covenant compliance:	Yes 	No  N/A 

* The Borrower shall not be required to satisfy the financial covenant tested under Section 7.1(e) of the Credit Agreement in respect of any fiscal quarter of the Borrower ending after the date on which the Borrower delivers to the Administrative Agent a Compliance Certificate (as applicable, pursuant to and in accordance with Section 6.2(b)(i) of the Credit Agreement) indicating to the reasonable satisfaction of the Administrative Agent that, when taken together with the prior Compliance Certificate delivered by the Borrower to the Administrative Agent (as applicable, pursuant to and in accordance with Section 6.2(b)(i) of the Credit Agreement), the Consolidated Fixed Charge Coverage Ratio tested pursuant to Section 7.1(a) of the Credit Agreement was at least 1.10 to 1.00 for the two consecutive fiscal quarter period of the Borrower most recently ended.
Attachment 4
to Compliance Certificate

A description of any change in the jurisdiction of any Loan Party appears below:
Attachment 5
to Compliance Certificate

Appearing below is a list of the Intellectual Property issued to or acquired by any Loan Party since the date of the most recent Compliance Certificate delivered pursuant to Section 6.2(b)(i)(B) of the Credit Agreement.

EXHIBIT C

AMENDED AND RESTATED SCHEDULE 1.1A TO CREDIT AGREEMENT

(See attached amended and restated Schedule 1.1A to Credit Agreement)
SCHEDULE 1.1A
COMMITMENTS AND AGGREGATE EXPOSURE PERCENTAGES
TERM COMMITMENTS AS OF THE CLOSING DATE

Lender	Term Commitments	Term Percentage
Silicon Valley Bank	$24,700,000	38.000000000%
Bank of America, N.A.	$14,300,000	22.000000000%
PNC Bank, National Association	$14,300,000	22.000000000%
The Royal Bank of Scotland plc	$11,700,000	18.000000000%
Total	$65,000,000	100.000000000%

REVOLVING COMMITMENTS AS OF THE SECOND AMENDMENT EFFECTIVE DATE

Lender	Revolving Commitment	Revolving Percentage
Silicon Valley Bank	$19,000,000	38.000000000%
Bank of America, N.A.	$11,000,000	22.000000000%
PNC Bank, National Association	$11,000,000	22.000000000%
The Royal Bank of Scotland plc	$9,000,000	18.000000000%
Total	$50,000,000	100.000000000%

L/C COMMITMENTS AS OF THE CLOSING DATE
(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	L/C Commitments	L/C Percentage
Silicon Valley Bank	$1,900,000	38.000000000%
Bank of America, N.A.	$1,100,000	22.000000000%
PNC Bank, National Association	$1,100,000	22.000000000%
The Royal Bank of Scotland plc	$900,000	18.000000000%
Total	$5,000,000	100.000000000%

SWINGLINE COMMITMENT AS OF THE CLOSING DATE
(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	Swingline Commitment	Exposure Percentage
Silicon Valley Bank	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

EXHIBIT D

AMENDED AND RESTATED SCHEDULE 4.19(a) TO CREDIT AGREEMENT

SCHEDULE 4.19(a)
FINANCING STATEMENTS AND OTHER FILINGS
1.    UCC-1 Financing Statement naming the Borrower as “debtor” and the Administrative Agent as “secured party” (for the ratable benefit of the Secured Parties) thereunder, filed with the filing office of the Secretary of State of the State of Delaware.
2.    UCC-1 Financing Statement naming the Acquired Business as “debtor” and the Administrative Agent as “secured party” (for the ratable benefit of the Secured Parties) thereunder, filed with the filing office of the Secretary of State of the State of Delaware.
3.    UCC-3 Termination Statement to be filed in respect of Delaware UCC-1 Financing Statement file no. 03933615, filed on November 9, 2010 and naming the Acquired Business as “debtor” thereunder and Wells Fargo Trust Corporation Limited (as security agent) as “secured party” thereunder.

4.    UCC-3 Amendment Statement filed with the filing office of the Secretary of State of the State of Delaware for the purpose of amending the collateral description contained in the UCC-1 Financing Statement specified in Section 1 of this Schedule 4.19(a) to include the Intellectual Property of the Borrower.

5.    UCC-3 Amendment Statement filed with the filing office of the Secretary of State of the State of Delaware for the purpose of amending the collateral description contained in the UCC-1 Financing Statement specified in Section 2 of this Schedule 4.19(a) to include the Intellectual Property of the Acquired Business.

6.    Filing of the Borrower Patent and Trademark Security Agreement with the USPTO.

7.    Filing of the Enterasys Patent and Trademark Security Agreement with the USPTO.

EXHIBIT E

AMENDED AND RESTATED SCHEDULE 3 TO THE GUARANTEE AND COLLATERAL AGREEMENT

SCHEDULE 3

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

1.    UCC-1 Financing Statement naming the Borrower as “debtor” and the Administrative Agent as “secured party” (for the ratable benefit of the Secured Parties) thereunder, filed with the filing office of the Secretary of State of the State of Delaware.
2.    UCC-1 Financing Statement naming the Acquired Business as “debtor” and the Administrative Agent as “secured party” (for the ratable benefit of the Secured Parties) thereunder, filed with the filing office of the Secretary of State of the State of Delaware.
3.    UCC-3 Termination Statement to be filed in respect of Delaware UCC-1 Financing Statement file no. 03933615, filed on November 9, 2010 and naming the Acquired Business as “debtor” thereunder and Wells Fargo Trust Corporation Limited (as security agent) as “secured party” thereunder.

4.    UCC-3 Amendment Statement filed with the filing office of the Secretary of State of the State of Delaware for the purpose of amending the collateral description contained in the UCC-1 Financing Statement specified in Section 1 of this Schedule 4.19(a) to include the Intellectual Property of the Borrower.

5.    UCC-3 Amendment Statement filed with the filing office of the Secretary of State of the State of Delaware for the purpose of amending the collateral description contained in the UCC-1 Financing Statement specified in Section 2 of this Schedule 4.19(a) to include the Intellectual Property of the Acquired Business.

6.    Filing of the Borrower Patent and Trademark Security Agreement with the USPTO.

7.    Filing of the Enterasys Patent and Trademark Security Agreement with the USPTO.

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